UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________
 FORM 8-K
___________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2011
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Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
 ___________________________

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 5, 2011, Silicon Graphics International Corp. (the "Company") and Silicon Graphics Federal, Inc. (together, the "Borrowers") entered into a five-year credit agreement (the "Credit Agreement") with the lenders identified therein (the "Lenders") and Wells Fargo Capital Finance, LLC, as administrative agent for the Lenders (the "Agent"). Under the Credit Agreement, the Lenders have agreed to make revolving loans to the Borrowers in an aggregate principal amount not to exceed $35 million. The Credit Agreement also includes a feature that allows the Borrowers, at any time during the 18-month period following the closing date of the Credit Agreement to increase the Maximum Revolver Amount by an amount not to exceed $15 million to an aggregate principal amount of $50 million, subject to meeting certain conditions set forth in the Credit Agreement to the satisfaction of the Agent. The Credit Agreement includes a $10 million letter of credit subfacility.

All capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement, attached hereto as Exhibit 10.1.

Outstanding amounts under the Credit Agreement bear interest, at the Company's option, at (a) a per annum rate equal to the LIBOR Rate plus an applicable margin equal to 2.50% or (b) a per annum rate equal to the Base Rate plus an applicable margin equal to 1.75%. The Base Rate is the highest of (a) the Federal Funds Rate plus 0.50%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of three months and shall be determined on a daily basis), plus one percentage point and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate." The Company must also pay (a) a commitment fee of 0.40% per annum on the actual daily amount by which the revolving credit commitment exceeds then-outstanding revolving credit loans under the Credit Agreement and (b) a letter of credit fee equal to the applicable margin as applied to LIBOR loans under the Credit Agreement and (c) a fronting fee of 0.825% per annum, calculated on the daily amount available to be drawn under each letter of credit issued under the Credit Agreement.

As of the closing date of the Credit Agreement, a domestic subsidiary of the Company (other than an Inactive Subsidiary) is required to be a guarantor under the Credit Agreement. After the closing date of the Credit Agreement, additional subsidiaries of the Company may be required to become guarantors in accordance with the terms of the Credit Agreement. The obligations under the Credit Agreement and the related guarantees are secured, subject to customary permitted liens and other agreed upon exceptions, by (a) a first priority pledge of all of the equity interests of certain of the Company's direct and indirect subsidiaries, and (b) a perfected first priority interest in substantially all assets of the Company and each subsidiary guarantor, except to the extent the pledge of capital stock of a foreign subsidiary owned by the Company or any such subsidiary guarantor would result in adverse tax consequences.

The Credit Agreement contains customary representations, warranties and covenants of the Company and its subsidiaries, including, among other things, negative covenants with respect to the incurrence of liens and indebtedness, dispositions and fundamental changes, as well as affirmative covenants, such as the requirement that the Company and its subsidiaries comply with certain financial covenants if certain minimum liquidity levels are not met, including maintaining a minimum Fixed Charge Coverage Ratio.

The Credit Agreement also contains customary events of default, including but not limited to the nonpayment of principal or interest, violations of covenants, cross-defaults on the Company's or any subsidiary guarantor's material indebtedness, bankruptcy and material judgments.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete text of the Credit Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
10.1
Credit Agreement, dated as of December 5, 2011, by and among the Company and Silicon Graphics Federal, Inc. (as borrowers), the Lenders that are signatories thereto and Wells Fargo Capital Finance, LLC (as agent)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: December 9, 2011	By:	/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and Secretary